Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 14, 2017, relating to the consolidated financial statements and financial statement schedules of Kilroy Realty Corporation and the effectiveness of Kilroy Realty Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kilroy Realty Corporation for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
May 25, 2017